Exhibit 99.1

Housing Market Overview

April 2013

JOHN BURNS
REAL ESTATE CONSULTING
Trusted Analysis for Executive Decisions

Offices
Irvine · San Diego · Sacramento · Texas · Florida · New England

Contact Information

Don Walker
President
(858) 558-8384 x154
dwalker@realestateconsulting.com

Chris Porter
Manager
(949) 870-1218
cporter@realestateconsulting.com

Housing Market Overview

April 2013

Trusted Analysis for Executive Decisions

Headquarters

16485 Laguna Canyon Road, Suite 130 Irvine, CA 92618 Tel: 949-870-1200 www.realestateconsulting.com

Offices

Irvine · San Diego · Sacramento · Texas · Florida · New England

Contact Information

Don Walker Chris Porter President Manager (858) 558-8384 x154 (949) 870-1218 dwalker@realestateconsulting.com cporter@realestateconsulting.com

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY*

Industry Overview

Residential housing is the largest real estate asset class in the United States with a size of approximately $17.7 trillion, according to the 2012 fourth quarter Federal Reserve Flow of Funds release. Historically, according to the U.S. Census Bureau, approximately one-third of this asset class has been rented and single-family homes currently comprise roughly one-third of all residential rental housing.

The following chart provides information about the inventory of U.S. housing as of February 2013 by unit.

U.S. Housing Inventory

(as of February 2013)

Source: JBREC, February 2013.

Market Opportunity

After nearly a decade of solid home price appreciation from 1998 to 2006, which we believe in many markets was in excess of underlying fundamentals, a significant over-correction has occurred in the pricing of the single-family housing sector. Home prices declined approximately 35% in some of the largest U.S. housing markets (as measured by the not-seasonally adjusted S&P/Case-Shiller Composite 20 Home Price Index from its peak on July 1, 2006 to its trough on March 1, 2012). We believe that home prices continue to be significantly below replacement costs in many of these markets. Additionally, we believe there will continue to be a supply of homes at distressed values, as a substantial number of non-performing loans will need to be resolved, including through foreclosure, short sale or conversion through a bank deed-for-lease program. Accordingly, we believe there is an opportunity to acquire a large volume of single-family homes at attractive pricing.

While a large and growing asset class, single-family rental properties have historically been managed by relatively small-scale, “mom and pop” owner-operators or by a limited number of local and regional property management organizations. More recently, the ownership profile of single-family rental properties has shifted to larger investors and national owner-operators, including American Residential Properties, Inc., seeking to efficiently acquire large numbers of homes at distressed values, generate attractive rental cash flow streams and benefit from any potential future home price appreciation. We believe the return profile, from rental yields and potential for home price appreciation, is significant enough to encourage investment in the systems, structures and technologies that can make possible economies of scale, resulting in an opportunity for broader industry consolidation by larger and better-capitalized investors that are introducing a higher standard of institutional management to this asset class.

The ability to acquire single-family homes at reduced prices, combined with improving housing demand characteristics, may offer a significant opportunity to those with a scalable real estate management and acquisitions platform and access to capital.

While single-family prices are in the early stages of recovery, multi-family prices have been improving during the last two years and have returned to levels on par with early 2006, as measured by the NCREIF Index.

Supply of Single-Family Housing

Following the eight-year period of solid price appreciation that ended in late 2006, home prices fell precipitously. From its peak in 2006 through the second quarter of 2010, the aggregate value of the U.S. housing market depreciated by approximately $5.5 trillion (per Case-Shiller and U.S. Census Bureau), an extraordinary reduction of value in the housing sector. This sudden decrease in home values has contributed to approximately 11.5 million home borrowers with negative equity or in some stage of delinquency as of the fourth quarter 2012 (according to JBREC).

Foreclosure-related activity peaked in 2009 and has since begun to decline, but is still substantially above historical averages. From September 2008 through December 2012, there were approximately 4.1 million completed loan foreclosures (according to CoreLogic). While an unprecedented number of foreclosures have occurred, a large number of delinquent loans remain outstanding. As of December 31, 2012, approximately 11.3% of all mortgage loans (measured by loan count based on Mortgage Bankers Association data) in the nation are in some level of non-performance.

Non-Performing Single-Family Residential Mortgage Loans

(as of December 2012)

(Total Non-Performing Loans: 4.7 million)

Source: MBA Mortgage Bankers Association—4th Quarter 2012 National Delinquency Survey.

The chart below illustrates the increase in the level of delinquency to relatively high levels. According to Mortgage Bankers Association data, a total of 4.7 million single-family residential mortgage loans are currently non-performing.

U.S. Single-Family Residential Mortgage Delinquency and Foreclosure Units

(Q4 1990—Q4 2012)

Source: MBA Mortgage Bankers Association—4th Quarter 2012 National Delinquency Survey.

Over the next five years, a substantial number of non-performing loans will need to be resolved, including through foreclosure, short sale or conversion through a bank deed-for-lease program. At the current rate of delinquency and non-performance, it appears that over 4.7 million homeowners in the United States will be affected. Even if fewer than half of the delinquent or non-performing loans proceed through the foreclosure process or are sold through the short sale process, the supply of inventory available for acquisition could be large.

Rental Market Demand Overview

Over the past two years, the U.S. rental housing market has begun a sustained recovery. In many markets, rental vacancy has fallen and rents have risen, even in areas hardest hit during the housing and economic downturn.

In addition to a growing trend of a mobile workforce, America is undergoing a shift in demographics. Core baby boomer households are becoming empty nesters, and the number of 20- to 34-year-olds is growing at an accelerated pace, as members of “Generation Y” come of home buying age. In the context of high unemployment, labor insecurity and a desire to maintain mobility, “Generation Y,” defined as those born between 1980 and 1999, numbers more than 80 million members, and is likely to show a higher tendency to rent rather than own residential housing. Additionally, the rising cost of college education and the corresponding burden of student loans leave many young people deep in debt and less willing or able to take on mortgage debt.

The chart below illustrates the strength of the overall rental market (including both single-family and multi-family rental housing), which has seen increases in occupancy and rental rates (despite the macroeconomic headwinds that the United States economy has been facing). According to the U.S. Census Bureau, out of the total 78 million family households in the United States, 32 million have two members, and are more likely candidates for multi-family rentals, whereas 46 million have three or more members, and are more likely candidates for single-family rentals.

Single-Family and Multi-Family Rental Occupancy and Rental Rate

(as of December 31, 2011)

Median Monthly Rent	% of Total Occupied Homes

Source: U.S. Census Bureau.

Single-Family Rental Demand

Many homeowners who have been displaced by the housing bubble are looking to live in a home with similar characteristics and amenities to their former home and, for this population, single-family rentals may present the best available option. In the wake of the worst housing downturn in history, renting has, in many cases, become more compelling for consumers, and, with the growth of the single-family rental market, these consumers are now offered alternative rental options.

While multi-family and single-family housing seem to be natural competitors in the rental sector, each generally appeals to a different type of tenant. The two rental markets are largely segmented by lifecycle stage. Singles, couples without children, people with roommates, newly divorced individuals and empty nesters dominate the multi-family market, because they have smaller space needs, less demand for associate acreage and generally prefer denser, transit-centric submarkets. On the other hand, the single-family market (both owner-occupied and tenant-occupied) serves larger households that are primarily families with children, whose preferences tend to focus on the need for additional space, quality of schools and neighborhood safety.

Within the broader rental market, the single-family rental segment has continued to grow its relative market share compared to other types of rental housing.

Relative Size of the Single-Family Rental Market

(as of December 31, 2011)

Single-Family Rentals as % of Total Rentals)	Total Count of Rental Units

Source: U.S. Census Bureau.

Two of the primary factors driving the increase in demand for single-family rental properties are constraints on home mortgage financing and the displacement of homeowners.

Constraints on Home Mortgage Financing.

Even with the increased affordability of homes, many would-be home buyers—including some with no history of foreclosure—are finding it difficult to qualify for a mortgage. Lenders have reverted to more stringent underwriting standards (such as limitations on aggregate indebtedness and restrictions on the percentage of income allocable to mortgage payments) and require larger down payments, which together have made it difficult for many potential home buyers to obtain mortgage financing.

Displaced Owners Forced to Rent

In some cases, the shift from owning to renting is a function of foreclosure, short sales, or other adverse credit or economic events. A home foreclosure, for example, can have a significant adverse effect on credit status and can limit the ability to obtain mortgage debt to finance future homeownership for up to seven years. Distressed owners are effectively converted to renters, many of whom prefer to live in a single-family unit, which has characteristics and amenities similar to their former homes, as opposed to an apartment.

The recent drop in home prices, constraints on mortgage lending, job volatility requiring greater geographic mobility, economic uncertainty, evolving demographics and expanded rental options are changing the way many Americans live. Many people, who in the past might have become homeowners, are instead becoming long-term renters of single-family homes. According to JBREC, for every 1.0% decline in the homeownership rate, the occupants of approximately 1.1 million homes become prospective tenants, and JBREC believes that the homeownership rate will continue to decrease through 2015 and then begin to increase again.

Single-Family Home Prices

We believe that there has been an over-correction in housing prices in certain housing markets, which has led to home prices being significantly below replacement cost in many of these markets. As the economy slowly strengthens and the housing market returns to long-term pricing norms, or reverts to mean pricing levels, we believe there is the potential for home price appreciation. The chart below illustrates the magnitude of the decrease in home prices in American Residential Properties, Inc.’s current markets and the subsequent rebound, which remains significantly below the peak in most markets.

Changes in Burns Home Value Index(1)

(December 31, 2002 to December 31, 2012)

Source: JBREC, February 2013.

(1)	Peak occurred during either 2006 or 2007 for most markets, with the exceptions of Indianapolis (2003) and Houston (2008). Trough occurred during 2011 or 2012 for most markets, with the exceptions of Indianapolis (2010) and Houston (2009). Burns Home Value Index estimates all home values in a market, not just recent transactions (sales).

Markets: Economic and Demographic Fundamentals

Projections and Assumptions

The following discussion contains projections regarding home price appreciation, employment growth, residential building permit activity, median household income and household formation. JBREC has made these projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual results because events and circumstances frequently do not occur as expected, and the differences may be material. JBREC does not express any form of assurance that these projections will come true. See “Risk Factors—Risks Related to Our Business—The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.”

Home Value Appreciation

The Burns Home Value Index seeks to provide a reasonable estimate of home value trends in an MSA. The index is calculated based on an “electronic appraisal” of every home in the market, rather than just the small sample of homes that are actually transacting. The index provides home value trends by analyzing transactions as they are negotiated, not closed, which eliminates the data lag embedded in other home value indices that are based only on completed transactions. The index does not measure the change in the median price of homes sold, which may be subject to the mix of homes being sold and differences by geography. Appreciation projections are highly dependent on JBREC’s assumptions of job growth by market, and mortgage rates staying below 5.2% through 2016.

Employment Growth

JBREC forecasts the Bureau of Labor Statistics’ wage and salary employment totals. Employment growth conditions vary by market, but JBREC believes that an economic recovery that involves global debt reduction is likely to be a slow-growth recovery. Among other things, JBREC has assumed that the economy is gradually expanding, albeit at a slower pace than prior economic recoveries.

Residential Building Permit Activity

JBREC’s residential building permit forecasts consider job growth in each market, as well as home sales activity, household formation and home price appreciation.

Median Household Income

JBREC’s household income forecasts assume generally improving job growth, and assume that incomes are generally rising after declining during the recent economic downturn. As with job growth, the recovery in the rate of household income growth is generally expected to occur at a slower pace in the near term than in previous economic recoveries.

Household Formation

JBREC’s household formation forecasts are based on forecasted changes in population, as well as a return to more normal headship rates, or the percentage of people in an age group who head a household. Headship rates fell for nearly all age groups from 2000 to 2010, particularly in the younger age groups, mostly caused by the economic distress in the latter half of the last decade. JBREC’s forecasts assume immigration that occurs at levels consistent with the 2000s and continued growth in multi-generational families.

Overview

As of March 31, 2013, American Residential Properties, Inc. conducted operations in eight primary markets, which it believes possess attributes that allow it to execute its single-family rental strategy. These markets have generally experienced significant price deterioration during the financial crisis, seen a decrease in homeownership and, in American Residential Properties, Inc.’s view, currently have a positive economic outlook. Additionally, these are markets where American Residential Properties, Inc. has identified partners, vendors and sub-contractors necessary to facilitate its strategy. American Residential Properties, Inc. believes these factors allow it to acquire, restore, lease and manage homes to generate attractive risk-adjusted returns over the long-term. As of March 31, 2013, American Residential Properties, Inc.’s eight primary markets were located in Arizona (Phoenix-Mesa-Glendale, AZ MSA), California (Riverside-San Bernardino-Ontario, CA MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Illinois (Chicago-Joliet-Naperville, IL metropolitan division), Indianapolis (Indianapolis-Carmel, IN MSA), Nevada (Las Vegas-Paradise, NV MSA) and Texas (Dallas-Plano-Irving, TX metropolitan division and Houston-Sugar Land-Baytown, TX MSA).

The following tables provide summaries of actual economic data and estimates, forecasts and projections for these eight primary markets.

	Metro Area
	Phoenix, AZ MSA	Riverside-San Bernardino, CA MSA	Atlanta, GA MSA	Chicago, IL Metro Division	Indianapolis, IN MSA	Las Vegas, NV MSA	Dallas, TX Metro Division	Houston, TX MSA	United States
MSA Rank by Population(1)	14	13	9	3 (7)	34	30	4 (8)	6
Unemployment Rate(2) December 31, 2012	6.7%	10.9%	8.4%	8.6%	8.0%	10.0%	5.9%	6.0%	7.6%
Average Annual Home Value Appreciation Forecast(3)(4) 2013 to 2016	10.7%	9.8%	11.1%	9.1%	5.5%	14.3%	6.9%	5.1%	6.5%
Average Annual Employment Growth Forecast(3)(5) 2013 to 2016	2.6%	2.0%	2.1%	1.6%	1.9%	2.1%	2.5%	2.8%	1.8%
Average Annual Median Income Growth Forecast(3)(5) 2013 to 2016	2.9%	2.3%	2.2%	1.9%	1.2%	1.9%	2.7%	2.0%	1.8%
Average Annual Population Growth Forecast(3)(6) 2013 to 2016	2.6%	1.2%	1.9%	0.4%	1.3%	3.0%	2.1%	1.9%	1.0%
Discount (Premium) of Median Home Price to Cost of Newly Constructed Home(3)(5)	23.6%	4.4%	26.2%	-13.6%	20.4%	26.3%	-5.3%	15.3%	N/A

(1)	Source: 2012 U.S. Census Bureau, Statistical Abstract of the United States.
(2)	Source: Bureau of Labor Statistics.
(3)	JBREC estimate; actual values may differ materially from those estimated.
(4)	Source: JBREC—Burns Home Value Index.
(5)	Source: JBREC.
(6)	Source: Moody’s Analytics (September 2012).
(7)	Represents entire Chicago-Joliet-Naperville, IL-IN-WI MSA.
(8)	Represents entire Dallas-Fort Worth, TX MSA.

Burns Home Value Index—with Year-Over-Year Change

(indexed to 100 in January 2002)

	Metro Area
Period	Phoenix, AZ MSA		Riverside-San Bernardino, CA MSA		Atlanta, GA MSA		Chicago, IL Metro Division		Indianapolis, IN MSA		Las Vegas, NV MSA		Dallas, TX Metro Division		Houston, TX MSA		8-MSA Average		National Average
Jan. 2002	100		100		100		100		100		100		100		100		100		100
2002	103		108		102		104		101		103		101		102		103		105
2003	108	6%	132	22%	106	4%	114	9%	106	4%	117	13%	103	2%	107	4%	111	8%	116	10%
2004	123	13%	178	35%	111	5%	122	7%	103	-3%	168	44%	108	5%	112	5%	128	15%	132	14%
2005	173	41%	223	25%	116	5%	133	9%	105	2%	194	16%	109	1%	112	0%	146	14%	152	15%
2006	189	9%	242	9%	120	4%	140	5%	103	-1%	200	3%	113	4%	118	5%	153	5%	159	5%
2007	170	-10%	214	-12%	121	0%	139	-1%	102	-2%	180	-10%	113	0%	120	2%	145	-6%	153	-4%
2008	135	-20%	152	-29%	111	-8%	125	-10%	95	-6%	138	-24%	108	-5%	121	0%	123	-15%	136	-12%
2009	105	-22%	118	-22%	100	-10%	110	-12%	93	-2%	100	-28%	107	0%	117	-3%	106	-14%	124	-9%
2010	93	-12%	111	-6%	92	-8%	99	-10%	91	-2%	88	-11%	106	-1%	120	3%	100	-6%	119	-4%
2011	85	-9%	107	-4%	82	-12%	92	-7%	90	-2%	79	-10%	101	-5%	120	0%	94	-6%	114	-4%
2012	98	15%	110	3%	80	-2%	90	-2%	91	1%	82	3%	100	-1%	123	3%	97	2%	116	2%
2013E(1)	116	18%	124	12%	88	10%	98	9%	97	7%	92	13%	105	5%	134	8%	107	10%	125	7%
2014E(1)	132	14%	140	13%	101	15%	110	12%	104	7%	110	20%	114	9%	142	7%	119	12%	136	8%
2015E(1)	141	7%	153	9%	113	12%	121	10%	109	5%	129	17%	123	8%	148	4%	130	9%	144	6%
2016E(1)	147	4%	160	5%	122	8%	127	5%	113	3%	140	9%	130	5%	151	2%	136	5%	150	4%

Source: JBREC, Burns Home Value Index data as of February 2013.

(1)	JBREC estimate; actual values may differ materially from those estimated.

Burns Home Value Index—with Month-Over-Month Change

(indexed to 100 in January 2002)

	Metro Area
Period	Phoenix, AZ MSA		Riverside-San Bernardino, CA MSA		Atlanta, GA MSA		Chicago, IL Metro Division		Indianapolis, IN MSA		Las Vegas, NV MSA		Dallas, TX Metro Division		Houston, TX MSA		8-MSA Average		National Average
Dec. 2011	87		106		78		87		90		78		99		120		93		113
Jan. 2012	88	1.4%	106	0.5%	79	0.6%	87	0.2%	90	0.4%	78	0.8%	99	0.3%	119	-0.1%	93	0.5%	113	0.3%
Feb. 2012	90	1.8%	107	0.8%	79	0.6%	88	0.8%	90	0.2%	78	0.4%	100	0.3%	121	0.9%	94	0.7%	114	0.6%
Mar. 2012	91	2.0%	108	0.5%	80	0.5%	89	0.9%	90	0.0%	79	0.8%	100	0.2%	122	1.3%	95	0.8%	115	0.7%
Apr. 2012	94	2.4%	108	0.5%	80	0.5%	90	1.1%	90	-0.3%	80	1.0%	100	-0.2%	123	0.6%	95	0.7%	115	0.7%
May 2012	96	2.4%	109	0.6%	80	-0.4%	90	0.3%	90	0.0%	81	1.1%	99	-0.2%	124	0.6%	96	0.6%	116	0.4%
Jun. 2012	98	2.5%	110	0.9%	80	-0.5%	90	0.4%	90	0.6%	82	1.4%	99	-0.2%	124	0.2%	97	0.7%	116	0.4%
Jul. 2012	100	1.6%	111	0.8%	80	0.0%	91	0.2%	92	1.2%	83	0.9%	99	0.0%	124	-0.1%	97	0.6%	117	0.4%
Aug. 2012	102	2.3%	112	1.0%	80	0.4%	91	0.1%	92	0.5%	84	1.3%	99	0.1%	124	0.0%	98	0.7%	117	0.4%
Sep. 2012	103	1.2%	113	1.0%	80	0.4%	91	0.0%	92	-0.1%	84	0.4%	100	0.2%	124	-0.1%	98	0.4%	117	0.2%
Oct. 2012	104	0.3%	113	0.5%	80	0.2%	91	-0.1%	92	0.3%	84	0.1%	100	0.3%	124	0.5%	99	0.3%	118	0.2%
Nov. 2012	104	0.3%	114	0.6%	81	0.5%	91	0.4%	93	0.3%	84	0.4%	100	0.3%	125	0.6%	99	0.4%	118	0.4%
Dec. 2012	104	0.5%	115	0.8%	81	0.6%	92	0.8%	93	0.4%	85	0.8%	101	0.6%	126	0.8%	100	0.7%	119	0.6%

Source: JBREC, Burns Home Value Index data as of February 2013.

Arizona Market (Phoenix-Mesa-Glendale, AZ MSA: “Phoenix”)

Phoenix Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Phoenix metropolitan area had 4.3 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the fourteenth-largest MSA in the United States by population, and is home to approximately 66% of Arizona’s population. The Phoenix metropolitan area consists of Maricopa and Pinal counties Phoenix’s key industries are focused on professional and business services and retail trade, according to the October 2012 Arizona: Economic and Business Research published by the University of Arizona. Following several years of declining employment, employment growth has been positive in the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a decrease in the unemployment rate, and household income has begun to rise. In addition, Phoenix is projected to experience population growth of 2.6% from 2013 through 2016, well in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive and improving in Phoenix, with 42,900 jobs added in the year ended December 31, 2012. The unemployment rate has declined from 9.8% in 2010 to 6.7% as of December 31, 2012. JBREC forecasts employment to grow by an average of 47,875 jobs annually from 2013 through 2016, or annual growth of 2.6%.

Annual Employment Growth and Unemployment Rate—Phoenix, AZ MSA

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Phoenix has risen, experiencing a 0.9% and 1.5% period-over-period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC anticipates the median income in Phoenix to increase to $58,422 by 2016, which is a 2.9% average annual increase.

Median Household Income—Phoenix, AZ MSA

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Phoenix Housing Market Overview

The total market size of housing stock in Phoenix is estimated by the U.S. Census to be $203 billion (approximately 1.8 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 110,823 homes. In addition to the improving economic conditions discussed above, the Phoenix housing market has begun to improve. Household formation has increased from its 2011 trough, and permits to build new single-family and multi-family homes have increased. In addition, home values have begun to appreciate, with an estimated home value increase of 15.1% for 2012, according to JBREC’s Burns Home Value Index. Despite this recovery, homeownership has declined, from a peak of 74.9% in 2004 to a trough of 62.3% as of September 30, 2012, rising only slightly to 63.2% as of December 31, 2012. This decrease in recent years indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Phoenix market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 23.6% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Phoenix MSA is $81.20 per square foot for 2011. The estimate is based on the Phoenix MSA median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 22% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 38,605 single-family homes as of December 31, 2012, representing approximately $6.3 billion in value

(assuming the December 31, 2012 median sales price of $163,000 per home). “Shadow inventory” includes homes that are not currently listed for sale but are in various stages of distress (i.e., mortgages that are 30 or more days delinquent or are in foreclosure). JBREC assigns a probability of sale to these homes in order to estimate the shadow inventory of single-family homes becoming available for purchase due to financial distress.

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits has begun to rise from its lowest levels in more than 30 years, with 15,882 permits issued during the year ended December 31, 2012. During the same time period, Phoenix added an estimated 21,900 households. This represents a 21.7% increase as compared to the number of households formed during the year ended December 31, 2011, though it is well off peak levels reached in 2005. From 2009 through 2012, household formation has outpaced new housing permits by more than 37,000, resulting in favorable supply and demand dynamics for rental housing and existing housing stock. JBREC assumes that households will grow by an average of 47,625 annually from 2013 through 2016, which is generally higher than historical growth levels. By 2016, total permits in Phoenix are expected to reach 46,000 units—the highest since 2006 in this market.

Annual Household Formation and Housing Permits—Phoenix, AZ MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Phoenix was 63.2%, which is down from a high of 74.9% in 2004.

Homeownership Rate—Phoenix, AZ MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in Phoenix are showing growth following several years of significant decline. The Burns Home Value Index was up 15.1% in 2012 from 2011, and the median resale price for a detached home was $163,000 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 23.6% less than estimated replacement cost for a newly constructed home. Home values in the Phoenix MSA are projected to show an average annual increase of 10.7% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Phoenix, AZ MSA

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents have increased in Phoenix from 2010 through 2012. Additionally, the vacancy rate has decreased from 18.3%% to 10.1% from 2009 to February 28, 2013.

Single-Family Rental and Vacancy Rates—Phoenix, AZ MSA

Source: RentRange, LLC.

California Market (Riverside-San Bernardino-Ontario, CA MSA: “Inland Empire”)

Inland Empire Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Inland Empire metropolitan area had 4.3 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the third-largest in California and the thirteenth-largest in the nation by population. The Inland Empire metropolitan area consists of Riverside and San Bernardino counties, and, due to its proximity to the Los Angeles port, the Inland Empire has become home to many distribution centers for large manufacturers. Following several years of declining employment, employment growth was positive for the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a declining unemployment rate, and household income has begun to rise. In addition, the Inland Empire is projected to experience population growth of 1.2% from 2013 through 2016, in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive and improving in the Inland Empire, with 15,900 jobs added in the year ended December 31, 2012. The unemployment rate has declined from 14.3% in 2010 to 10.9% as of December 31, 2012. The Inland Empire economy appears to be improving, albeit at a slower pace than other parts of the country. JBREC anticipates employment will grow by an average of 24,125 jobs annually from 2013 through 2016, or annual growth of 2.0%.

Annual Employment Growth and Unemployment Rate—Riverside / San Bernardino, CA MSA

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in the Inland Empire has generally risen, experiencing a 1.7% period-over-period growth rate for the year ended December 31, 2011 but a slight decrease of -0.8% for the year ended December 31, 2012, respectively. JBREC anticipates the median income in the Inland Empire will increase to $58,822 by 2016, which is a 2.3% average annual increase.

Median Household Income—Riverside / San Bernardino, CA MSA

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Inland Empire Housing Market Overview

The total market size of housing stock in the Inland Empire is estimated by the U.S. Census to be $205 billion (approximately 1.5 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 70,731 homes. In addition to the improving economic conditions discussed above, the Inland Empire housing market has begun to improve. Household formation has increased from its 2008 trough, and permits to build new single-family and multi-family homes have increased slightly from their 2011 issuance level. In addition, home values have begun to appreciate, with an estimated home value increase of 3.1% for 2012, according to JBREC’s Burns Home Value Index. Despite this recovery, homeownership continues to decline from its peak of 68.5% in 2005 to 55.5% as of December 31, 2012. This decrease indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Inland Empire market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 4.4% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Riverside-San Bernardino MSA is $103.76 per square foot for 2011. The estimate is based on the Riverside-San Bernardino MSA median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 30% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 48,341 single-family homes as of December 31, 2012, representing approximately $10.2 billion in value (assuming the median sales price of $210,000 per home as of December 31, 2012).

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits is only slightly above its lowest levels in more than 30 years, with 5,241 permits issued during the year ended December 31, 2012. During the same time period, the Inland Empire added an estimated 18,700 households. From January 1, 2008 to December 31, 2012, household formation has outpaced new housing permits by more than 48,500, resulting in favorable supply and demand dynamics for rental housing and existing housing stock. Household formation is likely to outpace permit activity in the near term, adding an average of 24,325 households per year between 2013 and 2016. JBREC expects that, by 2016, total permit activity will return to 18,000 units issued, which is a significant improvement from the lows of this recent downturn, but significantly lower than the market’s peak.

Annual Household Formation and Housing Permits—Riverside / San Bernardino, CA MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in the Inland Empire was 55.5%, which is down from a high of 68.5% in 2005.

Homeownership Rate—Riverside / San Bernardino, CA MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in the Inland Empire are showing growth following several years of significant decline. The Burns Home Value Index was up an estimated 3.1% in 2012 from 2011, and the median resale price for a detached home was $210,000 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 4.4% less than estimated cost of a newly constructed home. Home values in the Inland Empire are projected to show an average annual increase of 9.8% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Riverside / San Bernardino, CA MSA

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents have increased slightly in the Inland Empire in 2013 from 2012. Additionally, the vacancy rate decreased from 12.1% in 2009 to 6.9% through February 28, 2013.

Single-Family Rental and Vacancy Rates—Riverside / San Bernardino, CA MSA

Source: RentRange, LLC.

Georgia Market (Atlanta-Sandy Springs-Marietta, GA MSA: “Atlanta”)

Atlanta Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Atlanta metropolitan area had 5.4 million people across 28 counties and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the largest MSA in Georgia and the ninth-largest in the United States by population. Reflecting its broad-based economy, the Atlanta metropolitan area’s top employers include sectors such as trade, transportation, utilities and professional and business services (according to the University of Georgia’s 2012 Economic Yearbook). Following several years of declining employment, employment growth has been positive in the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a decrease in the unemployment rate. The median household income has begun to rise, though, for 2012, it was only 0.8% above its level in 2010. In addition, Atlanta is projected to experience population growth of 1.9% from 2013 through 2016, well in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive and improving in Atlanta, with 34,200 jobs added in the year ended December 31, 2012. The unemployment rate has declined from 10.2% in 2010 to 8.4% as of December 31, 2012. JBREC forecasts employment to grow by an average of 51,375 jobs annually from 2013 through 2016, or annual growth of 2.1%.

Annual Employment Growth and Unemployment Rate—Atlanta, GA MSA

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Atlanta has risen slightly, experiencing a 0.6% and 0.2% period-over-period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC anticipates the median income in Atlanta to increase to $60,544 by 2016, which is a 2.2% average annual increase.

Median Household Income—Atlanta, GA MSA

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Atlanta Housing Market Overview

The total market size of housing stock in Atlanta is estimated by the U.S. Census to be $259 billion (approximately 2.2 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 84,788 homes (limited geographic coverage). In addition to the improving economic conditions discussed above, the Atlanta housing market has begun to improve. Household formation remains near historic lows, but permits to build new single-family and multi-family homes have increased. In addition, home values have begun to decrease at a slower pace, with an estimated home value decrease of 2.1% in 2012 from 2011, according to JBREC’s Burns Home Value Index. Homeownership declined from its peak of 67.9% in 2006 to 60.8% as of September 30, 2012, and began to increase once again to 63.4% as of December 31, 2012. This decrease in recent years indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Atlanta market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 26.2% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Atlanta MSA is $81.61 per square foot for 2011. The estimate is based on the Atlanta MSA median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 20% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a large “shadow inventory” of approximately 87,539 single-family homes as of December 31, 2012, representing approximately $8.9 billion in value (assuming the median sales price of $101,536 per home as of December 31, 2012).

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits has begun to rise from its lowest levels in more than 30 years, with 14,331 permits issued during the year ended December 31, 2012. An estimated 25,200 households were added during the same time period in Atlanta, and it appears as if household formation will continue to outpace new housing supply in the near term. JBREC assumes that households will grow by an average of 44,000 annually from 2013 through 2016. Total permits are expected to increase to 38,000 units by 2016, a level that is comparable to permit activity in 1993.

Annual Household Formation and Housing Permits—Atlanta, GA MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Atlanta was 63.4%, which is down from a high of 67.9% in 2006.

Homeownership Rate—Atlanta, GA MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in Atlanta are decreasing less rapidly than in previous years. The Burns Home Value Index was down an estimated 2.1% in 2012 from 2011, and the median resale price for a detached home was $101,536 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 26.2% less than estimated replacement cost for a newly constructed home. After reaching a trough in 2012, home values in the Atlanta MSA are forecasted to rise at an average of 11.1% per year from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Atlanta, GA MSA

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents have increased in Atlanta from 2011 through 2012 and into early 2013. Additionally, the vacancy rate has decreased from 16.6% to 10.8% from 2009 to February 28, 2013.

Single-Family Rental and Vacancy Rates—Atlanta, GA MSA

Source: RentRange, LLC.

Illinois Market (Chicago-Joliet-Naperville, IL Metro Division: “Chicago”)

Chicago Economic Overview

According to the U.S. Census Bureau, 2011 Population Estimates, the Chicago metropolitan division had 7.9 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the third-largest MSA in the United States by population when combined with the neighboring Gary, IN and Lake County-Kenosha County, IL-WI metropolitan divisions (an additional 1.6 million people, according to the U.S. Census Bureau, 2011 Population Estimates). The Chicago metropolitan division consists of eight counties. Chicago’s key industries are focused on trade, transportation and utilities, and professional and business services, according to the Bureau of Labor Statistics. Following several years of declining employment, employment growth has been positive in the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a decrease in the unemployment rate. Household incomes have remained relatively flat in recent years. Chicago is projected to experience population growth of 0.4% from 2013 through 2016, which is below the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive and improving in Chicago, with 34,200 jobs added in the year ended December 31, 2012. The unemployment rate has declined from 10.4% in 2010 to 8.6% as of December 31, 2012. JBREC forecasts employment to grow by an average of 61,375 jobs annually from 2013 through 2016, or annual growth of 1.6%.

Annual Employment Growth and Unemployment Rate—Chicago, IL Metro Division

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Chicago rose 1.3% in the year ended December 31, 2011, but fell 1.3% in the year ended December 31, 2012. JBREC anticipates the median income in Chicago to increase to $61,732 by 2016, which is a 1.9% average annual increase.

Median Household Income—Chicago, IL Metro Division

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Chicago Housing Market Overview

The total market size of housing stock in the greater Chicago MSA is estimated by the U.S. Census to be $604 billion (approximately 3.8 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 85,572 homes for the Chicago metro divisions (including seven of the eight counties in the metro division). Household formation has slowed in recent years, and permits to build new single-family and multi-family homes are beginning to increase once again. Home values have begun to decrease at a slower pace, with an estimated home value decrease of 2.2% in 2012 from 2011, according to JBREC’s Burns Home Value Index. Homeownership has declined, from 70.0% in 2005 to a trough of 66.9% as of September 30, 2012, rising only slightly to 67.5% as of December 31, 2012. This decrease in recent years indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Chicago market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 13.6% more than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Chicago metropolitan division is $99.38 per square foot for 2011. The estimate is based on the Chicago metropolitan division median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 17% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 151,957 single-family homes as of December 31, 2012, representing approximately $26.3 billion in value (assuming the December 31, 2012 median sales price of $165,000 per home).

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits has begun to rise from its lowest levels in more than 30 years, with 7,343 permits issued during the year ended December 31, 2012. During the same time period, Chicago added an estimated 13,900 households, which is well off peak levels reached in the early 1990s. From 2008 through 2012, household formation has outpaced new housing permits by more than 48,500, resulting in favorable supply and demand dynamics for rental housing and existing housing stock. JBREC assumes that households will grow by an average of 21,325 annually from 2013 through 2016, which is lower than the average growth during the 1990s. By 2016, total permits in Chicago are expected to reach 18,000 units—the highest since 2007 in this market.

Annual Household Formation and Housing Permits—Chicago, IL Metro Division

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Chicago was 67.5%, which is down from 70.0% in 2005.

Homeownership Rate—Chicago, IL Metro Division

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in Chicago are decreasing less rapidly than in previous years. The Burns Home Value Index was down 2.2% in 2012 from 2011, and the median resale price for a detached home was $165,000 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 13.6% more than estimated replacement cost for a newly constructed home. Home values in the Chicago MSA are projected to show an average annual increase of 9.1% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Chicago, IL Metro Division

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents have increased in Chicago in early 2013 from 2012. Additionally, the vacancy rate has decreased from 12.2% to 7.6% from 2010 to February 28, 2013.

Single-Family Rental and Vacancy Rates—Chicago, IL Metro Division

Source: RentRange, LLC. Vacancy rate represents entire Chicago-Joliet-Naperville, IL-IN-WI MSA.

Indiana Market (Indianapolis-Carmel, IN MSA: “Indianapolis”)

Indianapolis Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Indianapolis MSA had approximately 1.8 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the thirty-fourth-largest MSA in the United States by population. There are ten counties in the Indianapolis MSA. Indianapolis is projected to experience population growth of 1.3% from 2013-2016, which is slightly above the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive in Indianapolis, with 10,100 jobs added in the 12 months ended December 31, 2011 and 11,900 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 45,200 jobs between 2008 and 2010. The unemployment rate has declined from 9.1% in 2010 to 8.0% as of December 31, 2012. JBREC assumes employment to grow by an average of 17,375 jobs annually from 2013 through 2016, or annual growth of 1.9%.

Annual Employment Growth and Unemployment Rate - Indianapolis, IN MSA

Sources: Bureau of Labor Statistics, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Indianapolis has remained relatively flat, experiencing a 0.4% and 0.2% period over period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC assumes the median income in Indianapolis will increase to $53,297 by 2016, which is a 1.2% average annual increase.

Median Household Income - Indianapolis, IN MSA

Sources: Moody’s Analytics, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Indianapolis Housing Market Overview

The total market size of housing stock in Indianapolis is estimated by the U.S. Census to be $78 billion (approximately 762,000 homes according to the U.S. Census Bureau, 2011 American Community Survey). Household formation is increasing once again, and permits to build new single-family and multi-family homes as of December 31, 2012 were at 4,895, reaching the trough annual level during this housing cycle in the Indianapolis MSA. Home values dropped modestly from 2003 to 2011, declining 15.0% from peak to trough annual values (according to JBREC’s Burns Home Value Index). The homeownership rate peaked as high as 79.0% in 2006, but has subsequently declined to 67.1% on average for 2012, rising slightly to 67.8% as of December 31, 2012.

We believe that there remains opportunity in the Indianapolis market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 20.4% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement /new construction cost estimate for the Indianapolis metro area is $80.77 per square foot for 2011. The estimate is based on the Indianapolis metro area median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 15% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 27,172 homes as of December 31, 2012, representing approximately $3.5 billion in value (assuming of the median sales price of $129,916 per home as of December 31, 2012).

Supply and Demand Dynamics. The total annual permit issuance of single-family and multi-family permits reached what is expected to be the trough during 2012 in the Indianapolis metro area. Household growth in Indianapolis has increased from lows in 2010 to an estimated 8,900 households added in 2012. JBREC assumes that households will steadily increase from 10,700 households added in 2013 to 11,900 households added in 2016. Total permits are forecasted to reach 11,500 units in 2016, a level that is comparable to permit activity in 2006. Household formation is expected to outpace permit activity in the near term.

Annual Household Formation and Housing Permits - Indianapolis, IN MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. The homeownership rate in the Indianapolis MSA declined from a peak of 79.0% in 2006 to 67.1% on average for 2012, rising slightly to 67.8% as of December 31, 2012.

Homeownership Rate - Indianapolis, IN MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home values in Indianapolis experienced a 1.5% increase in 2012 from 2011 after declining 15.0% from 2003 through 2011. The median resale price for a detached home was $129,916 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 20.4% less than estimated replacement cost for a newly constructed home. Home values in the Indianapolis metro area are forecasted to rise at an average annual rate of 5.5% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index - Indianapolis, IN MSA

Indexed to 100 for January 2002

Source: JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents are rising in the Indianapolis MSA, while the vacancy rate is declining. After peaking at 13.9% in 2010, the vacancy rate has decreased to 8.6% as of February 28, 2013.

Single-Family Rental and Vacancy Rates - Indianapolis, IN MSA

Source: RentRange, LLC.

Nevada Market (Las Vegas-Paradise, NV MSA: “Las Vegas”)

Las Vegas Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Las Vegas metropolitan area, Clark County, had a population of 2.0 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is one of the fastest growing MSAs in the United States and is the thirtieth-largest MSA by population. Las Vegas’ primary economic drivers are tourism, leisure and lodging. Following several years of declining employment, employment growth was positive for the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a decrease in the unemployment rate, and household income has begun to rise. In addition, Las Vegas is projected to experience population growth of 3.0% from 2013 through 2016, well in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive in Las Vegas, but the recovery has been slow, with only 4,700 and 6,400 jobs added for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. This compares to approximately 124,400 jobs lost from January 1, 2008 through December 31, 2010. The unemployment rate has declined from 14.1% in 2010 to 10.0% as of December 31, 2012. JBREC forecasts employment to grow by an average of 17,625 jobs annually from 2013 through 2016, or annual growth of 2.1%.

Annual Employment Growth and Unemployment Rate—Las Vegas, NV MSA

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Las Vegas has risen, experiencing a 1.3% and 1.0% period-over-period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC anticipates the median income in Las Vegas to increase to $56,560 by 2016, which is a 1.9% average annual increase.

Median Household Income—Las Vegas, NV MSA

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Las Vegas Housing Market Overview

The total market size of housing stock in Las Vegas is estimated by the U.S. Census to be nearly $72 billion (approximately 800,000 homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 55,049 homes. In addition to the improving economic conditions discussed above, the Las Vegas housing market has begun to improve. Household formation has increased from its 2010 trough, and permits to build new single-family and multi-family homes have increased. In addition, home values have begun to appreciate, with an estimated home value increase of 2.9% for 2012, according to JBREC’s Burns Home Value Index. Despite this recovery, homeownership has declined, from its peak of 63.4% in 2004 to 51.1% as of September 30, 2012, increasing slightly to 52.8% as of December 31, 2012. This decrease in recent years indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Las Vegas market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 26.3% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Las Vegas MSA is $87.14 per square foot for 2011. The estimate is based on the Las Vegas MSA median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 25% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a large “shadow inventory” of approximately 32,422 single-family homes as of December 31, 2012, representing approximately $4.7 billion in value (assuming the median single-family existing home sales of $145,000 per home as of December 31, 2012).

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits has begun to rise from its lowest levels in more than 30 years, with 7,379 permits issued during the year ended December 31, 2012. During the same time period, Las Vegas added an estimated 10,600 households—more than the 6,700 household formations reached during the year ended December 31, 2011. From January 1, 2009 to December 31, 2012, household formation has outpaced new housing permits by more than 8,100, resulting in favorable supply and demand dynamics for rental housing and existing housing stock. JBREC assumes household growth will improve, growing by an average of 25,000 households annually from 2013 through 2016. Household formations are forecasted to outpace permit activity in the near term, but permits are expected to rise to 20,000 in 2016.

Annual Household Formation and Housing Permits—Las Vegas, NV MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Las Vegas was 52.8%, which is down from a high of 63.4% in 2004.

Homeownership Rate—Las Vegas, NV MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in Las Vegas are showing growth following several years of significant decline. The Burns Home Value Index was up an estimated 2.9% in 2012 from 2011, and the median resale price for a detached home was $145,000 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 26.3% less than estimated replacement cost for a newly constructed home. Home values in the Las Vegas MSA are projected to show an average annual increase of 14.3% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Las Vegas, NV MSA

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents in Las Vegas appear to be leveling. Additionally, the vacancy rate had decreased from 14.4% in 2009 to 10.8% in 2011, and has risen to 12.6% as of February 2013.

Single-Family Rental and Vacancy Rates—Las Vegas, NV MSA

Source: RentRange, LLC.

Texas Market (Dallas-Plano-Irving, TX Metropolitan Division: “Dallas”)

Dallas Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Dallas metropolitan division had approximately 4.3 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the fourth-largest MSA in the United States by population when combined with the neighboring Fort Worth-Arlington, TX metropolitan division (an additional 2.2 million people, according to the U.S. Census Bureau, 2011 American Community Survey). There are eight counties in the Dallas metropolitan division. Dallas’ primary economic drivers are the financial services, technology and defense industries. The median household income has been rising since 2009 and, as of 2012, is at its highest level ever. In addition, Dallas is projected to experience population growth of 2.1% from 2013 through 2016, well in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive in Dallas, and the Dallas market has recovered all the jobs it lost during the recession. During the year ended December 31, 2009, Dallas lost 82,200 jobs, but Dallas has added 85,500 jobs from January 1, 2010 to December 31, 2012. The unemployment rate has declined from 8.2% in 2010 to 5.9% as of December 31, 2012. The Dallas economy appears to be performing well compared to the overall U.S. economy, with robust job growth and an unemployment rate that is below the national average. JBREC forecasts employment to grow by an average of 55,500 jobs annually from 2013 through 2016, or annual growth of 2.5%.

Annual Employment Growth and Unemployment Rate—Dallas, TX Metro Division

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009, the median household income in Dallas has risen, experiencing a 3.2% and 2.0% period over period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. The median household income has surpassed 2008 levels and, as of 2012, was an estimated $60,200. JBREC anticipates the median income in Dallas to increase to $66,894 by 2016, which is a 2.7% average annual increase.

Median Household Income—Dallas, TX Metro Division

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Dallas Housing Market Overview

The total market size of housing stock in Dallas-Fort Worth is estimated by the U.S. Census and the National Association of Realtors to be $277 billion (approximately 2.5 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to the Texas A&M Real Estate Center and DataQuick, in 2012 of 85,627 homes (including 7 of the 12 counties for new home sales). The Dallas market, unlike many other markets in the United States, did not experience significant price appreciation and price correction in the last 10 years. Values have remained fairly constant, and housing fundamentals have been strong. Household formation is increasing once again, but permits to build new single-family and multi-family homes as of December 31, 2012 were at 25,395 (11,018 permits above the 2009 trough of just 14,377 homes) in the Dallas Metro Division. Home values over the past decade have remained fairly constant (compared to other markets) with only a 12.0% drop from peak to trough values (according to JBREC’s Burns Home Value Index). Homeownership has remained fairly constant over the past decade at approximately 62%, declining to 61.3% as of December 31, 2012.

We believe that there remains significant opportunity in the Dallas market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 5.3% more than the 2011 estimated cost of a newly constructed home. The JBREC total replacement /new construction cost estimate for the Dallas Metro Division is $78.85 per square foot for 2011. The estimate is based on the Dallas Metro Division median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 20% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 43,597 single-family homes as of December 31, 2012, representing approximately $7.8 billion in value (assuming of the median sales price of $179,100 per home as of December 31, 2012).

Supply and Demand Dynamics. Single-family and multi-family permit issuance has increased since the year ended December 31, 2009, driven primarily by growth of issuances of multi-family permits. Household growth in Dallas has remained fairly constant throughout the past 10 years. Since 2008, however, household formation has outpaced housing permits by approximately 11,800 households per year on average. The average household formation reported for the year ended December 31, 2011 and the year ended December 31, 2012 is 33,000 households per year, which is the highest since 2001. JBREC assumes that households will grow by an average of 39,375 annually from 2013 through 2016, which is above historical growth levels (average of 27,000 since 1988). Total permits are expected to reach 37,000 units in 2016, a level that is comparable to permit activity in the mid-2000s.

Annual Household Formation and Housing Permits—Dallas, TX Metro Division

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Dallas was 61.3%, which is down from a high of 63.8% in 2010.

Homeownership Rate—Dallas, TX Metro Division

Source: U.S. Census Bureau.

Burns Home Value Index. According to the JBREC, home values in Dallas experienced a 0.9% decrease in 2012 from 2011. The median average resale price for a detached home was $179,100 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 5.3% more than estimated replacement cost for a newly constructed home. Home values in the Dallas metro division are forecasted to rise at an average annual rate of 6.9% from 2013 to 2016, surpassing the previous peak values in 2014, according to the Burns Home Value Index.

Burns Home Value Index—Dallas, TX Metro Division

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents increased in Dallas from 2011 to 2012. Additionally, the vacancy rate has decreased from 13.5% to 9.7% from 2010 to February 28, 2013.

Single-Family Rental and Vacancy Rates—Dallas, TX Metro Division

Source: RentRange, LLC. Vacancy rate represents entire Dallas-Fort Worth-Arlington, TX MSA.

Texas Market (Houston, TX MSA: “Houston”)

Houston Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Houston MSA had nearly 6.1 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the sixth-largest MSA in the United States by population. There are ten counties in the Houston MSA. The median household income has been rising since 2010 and, as of 2011, had surpassed its highest level ever. In addition, Houston is projected to experience population growth of 1.9% from 2013-2016, which is above the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive in Houston, with 88,700 jobs added in the 12 months ended December 31, 2012. Between 2009 and 2010, the metro area lost a total of 73,400 jobs, and has added 153,700 jobs from January 1, 2011 to December 31, 2012. The unemployment rate has declined from 8.5% in 2010 to 6.0% as of December 31, 2012. JBREC assumes employment to grow by an average of 79,625 jobs annually from 2013 through 2016, or annual growth of 2.8%.

Annual Employment Growth and Unemployment Rate—Houston, TX MSA

Sources: Bureau of Labor Statistics, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009, the median household income in Houston has risen. With cumulative growth of 6.6% between 2010 and 2012, the median household income in 2012 had reached a new peak of $58,400. JBREC assumes the median income in Houston to increase to $63,091 by 2016, which is a 2.0% average annual increase.

Median Household Income—Houston, TX MSA

Sources: Moody’s Analytics, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Houston Housing Market Overview

The total market size of housing stock in Houston is estimated by the U.S. Census to be $237 billion (approximately 2.3 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual resale home sales, according to the Texas A&M Real Estate Center, in 2012 of 68,491 homes. Household formation is solid, and permits to build new single-family and multi-family homes as of December 31, 2012 were at 43,450 in the Houston MSA, which is up from fewer than 28,000 permits in 2009 and in 2010. Home values dropped modestly in 2009, and very little in 2011, according to JBREC’s Burns Home Value Index. The homeownership rate peaked as high as 64.8% in 2008, but has subsequently declined to 60.4% as of December 31, 2012.

We believe that there remains significant opportunity in the Houston market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 15.3% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement /new construction cost estimate for the Houston metro area is $79.50 per square foot for 2011. The estimate is based on the Houston metro area median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 20% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 56,820 homes as of December 31, 2012, representing approximately $9.7 billion in value (assuming of the median sales price of $171,300 per home as of December 31, 2012).

Supply and Demand Dynamics. Single-family and multi-family permit issuance has increased since the year ended December 31, 2009, driven largely by growth of issuances of multi-family permits in 2011. However, single-family permits have risen as well. Household growth in Houston has hovered between 41,000 and 47,000 households added per year since 2008. JBREC assumes that households will steadily increase from 45,100 households added in 2013 to 51,000 households added in 2016. Total permits are expected to reach 68,000 units in 2016, a level that is significantly higher than the trough of this past housing cycle, but still short of the 2006 peak. Household formation is expected to lag permit activity in the near term.

Annual Household Formation and Housing Permits—Houston, TX MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. While the homeownership rate averaged 62.2% in 2012, as of December 31, 2012, the homeownership rate in Houston was 60.4%, which is down from a high of 64.8% in 2008.

Homeownership Rate—Houston, TX MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home values in Houston experienced a 2.9% increase in 2012 from 2011. The median resale price for a detached home was $171,300 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 15.3% less than estimated replacement cost for a newly constructed home. Home values in the Houston metro area are forecasted to rise at an average annual rate of 5.1% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Houston, TX MSA

Indexed to 100 for January 2002

Source: JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents in Houston have showed continued increases from 2011. Additionally, the vacancy rate has decreased from 16.2% in 2009 to 11.6% as of February 28, 2013.

Single-Family Rental and Vacancy Rates—Houston, TX MSA

Source: RentRange, LLC.

* This market study was prepared in April 2013 by John Burns Real Estate Consulting, LLC (“JBREC”) for American Residential Properties, Inc. in connection with its initial public offering. Founded in 2001, JBREC is an independent research provider and consulting firm focused on the housing industry. The market study contains forward-looking statements which are subject to uncertainty.

The estimates, forecasts and projections prepared by JBREC are based upon numerous assumptions and may not prove to be accurate. This market study contains estimates, forecasts and projections that were prepared by JBREC, a real estate consulting firm. The estimates, forecasts and projections relate to, among other things, home value indices, payroll employment growth, median household income, housing permits and household formation. No assurance can be given that these estimates are, or that the forecasts and projections will prove to be, accurate. These estimates, forecasts and projections are based on data (including third-party data), significant assumptions, proprietary methodologies and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. The application of alternative assumptions, judgments or methodologies could result in materially less favorable estimates, forecasts and projections than those contained in this market study. Other real estate experts have different views regarding these forecasts and projections that may be more positive or negative, including in terms of the timing, magnitude and direction of future changes.

The forecasts and projections are forward-looking statements and involve risks and uncertainties that may cause actual results to be materially different from the projections. JBREC has made these forecasts and projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual outcomes, because events and circumstances frequently do not occur as expected, and the differences may be material. Accordingly, the forecasts and projections included in this market study might not occur or might occur to a different extent or at a different time. For the foregoing reasons, JBREC cannot provide any assurance that the estimates, forecasts and projections contained in this market study are accurate, actual outcomes may vary significantly from those contained or implied by the forecasts and projections, and you should not place undue reliance on these estimates, forecasts and projections.